UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 5, 2014

Commission File Number

000-31380

APPLIED MINERALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

82-0096527

(State or other jurisdiction of incorporation or organization)

(I.R.S. Employer Identification No.)

110 Greene Street – Suite 1101, New York, NY

10012

(Address of principal executive offices)

(Zip Code)

(800) 356-6463

(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

Entry into a Material Definitive Agreement

On November 4, 2014, the Company sold, in a private placement pursuant to investment agreements, $19,848,486 principal amount of 10% PIK-Election Convertible Notes due 2018 ("Series A Notes") in exchange for $12,500,000 in cash. The principal amount of the Series A Notes is due at maturity, which may be extended if certain conditions are met. The Company can elect to pay semi-annual interest on the Series A Notes with notes containing the same terms as the Series A Notes, except interest will accrue from issuance of such notes. The Company can also elect to pay interest in cash.

The Notes convert into the Company’s common stock at a price of $0.92 per share (“Exercise Price”), which is subject to customary anti-dilution adjustments. On the date of issuance, the Series A Notes, if converted, would be convertible into 21,574,441 shares of the Common Stock of the Company. The Company has an option to extend the maturity date of the Series A Notes for 12 months if certain conditions are met. If the option to extend is exercised, the Exercise Price of the Series A Notes will be reduced from $0.92 per share to $0.82 per share.

If, after two years from the date of issuance of the Series A Notes, the following conditions exist: (i) the Series 2023 Notes ($10.5 million of 10% PIK-Election Notes due in August of 2023) or a pari passu replacement financing that is issued after the Series 2023 Notes are converted (“Replacement Financing”) are, at any time, outstanding, (ii) the volume weighted average price (“VWAP”) for the preceding 30 trading days, at any time, is in excess of the conversion price of the Series A Notes, (iii) the closing market price of the Common Stock of the Company is in excess of the conversion price of the Series A Notes on the day before conditions (i) and (ii) are satisfied, and (iv) no default or event of default has occurred, the maturity date of the Series A Notes will automatically be extended to the maturity date of either the Series 2023 Notes or the Replacement Financing and the interest rate paid on the Series A Notes will be reduced from 10% to 1%.

The holders may convert the Series A Notes at any time.  The Series A Notes are mandatorily convertible by the Company at any time that is two years after issuance if either of the following conditions exist: (A) (i) the maturity date of the Series A Notes has not been extended, (ii) the VWAP over the preceding 10 trading days is at or in excess of $1.00 per share, (iii) the closing market price of the Common Stock is at or in excess of $1.00 per share on the day before a mandatory conversion notice is issued, (iv) all outstanding amounts, if any, of the Series 2023 Notes or Replacement Financing have been converted into Common Stock and (v) a registration statement is effective or a holder of the Series A Notes may sell the conversion shares under Rule 144 or (B) (i) the VWAP over the preceding 20 trading days is in excess of the greater of $1.40 per share, the conversion price of the Series 2023 Notes (currently a $1.33 per share, adjusted for the sale of the Series A Notes), if any, and the conversion price of the Replacement Financing, if any, (ii) the closing market price of the Common Stock is in excess of the greater of $1.40 per share, the conversion price of the Series 2023 Notes, if any, and the conversion price of the Replacement Financing, if any, on the day before a mandatory conversion notice is issued, (iii) all outstanding amounts, if any, of the Series 2023 Notes or Replacement Financing have been converted into Common Stock and (v) a registration statement is effective or a holder of the Series A Notes may sell the conversion shares under Rule 144.

The Series A Notes, in addition to customary representations and warranties and several covenants, contain negative covenants on indebtedness and liens and an affirmative covenant requiring the Company to pay debts in a timely manner.  The definition of Indebtedness, per the terms of the Series A Note, excludes $10 million for vendor financing and $3 million for capital lease obligations.  With respect to a limitation on liens, existing liens are excluded as well as an additional $750,000 of liens.  With respect to an affirmative covenant to pay obligations in a timely manner, failure to do so does not violate the covenant unless it constitutes a Material Adverse Effect.

As part of the sale of the Series A Notes, warrants to purchase up to 5,000,000 shares of Common Stock of the Company at $2.00 per share have been cancelled. These warrants had been issued to two related investors who have purchased $10 million principal of the Series A Notes.

The proceeds from the sale of the Series A Notes will be used for general corporate purposes.

The Company has agreed to file a resale registration statement covering the resale of the shares issuable on conversion.

The purchasers of the Notes were seven accredited investors.

No broker was used and no commission was paid in connection with the sale of the Notes.

ITEM 9.01	Financial Statements and Exhibits

Exhibit 99.1	Form of Investment Agreement

Exhibit 99.2	Form of 10% PIK-Election Convertible Notes due 2018

Exhibit 99.3	Form of Registration Rights Agreement

Exhibit 99.4	Warrant Cancellation Agreement

Exhibit 99.5	Press Release Dated November 5, 2014

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:

November 5, 2014

/s/ ANDRE ZEITOUN

By:  Andre Zeitoun

President and Chief Executive Officer